Exhibit 10.1

Engagement of MV Advisors II, LLC by Aspyra, Inc.

Summary of Terms

June 2008

1.             John Mutch will continue to serve the Board of Directors of Aspyra, Inc. (“Aspyra”) as Chairman, concurrent with the stockholder vote June 26, 2008.  He will receive the standard compensation, including director fees and non-qualified stock option grants, for directors who are not officers or employees of Aspyra, as described in Aspyra’s proxy statement for its 2008 Annual Meeting and as such standard compensation may be modified from time to time.  The initial non-qualified option grant for 10,000 shares will be granted on the trading day when Mr. Mutch’s is re-elected by the stockholder vote for 2008, or if announced later than one hour prior to the close of trading, on the next trading day (the “Grant Date”).

2.             Aspyra will enter into a consulting agreement (the “Agreement”) with MV Advisors II, LLC (“MV Advisors”), a company for which Mr. Mutch is the sole Manager and Member, to be effective as of the date that Mr. Mutch is re-elected to the Board of Aspyra (the “Effective Date”).  Under the Agreement, MV Advisors will consult with management and the Board to explore strategies to increase shareholder value and liquidity.

3.             MV Advisors will receive a fee of $75,000 per year, paid in non-refundable quarterly advances with the first payment due June 26, 2008.  Future payments will be reduced by the amount of each director retainer fee paid to Mr. Mutch, and by each director meeting fee that Mr. Mutch is eligible to receive, whether or not he earns such fee by attending the associated meeting.  MV Advisors will also be reimbursed for reasonable out-of-pocket travel, food and lodging expenses incurred in connection with the services performed, following delivery of receipts or other documentation therefor to Aspyra.

4.             Mr. Mutch, in his capacity as a consultant through MV Advisors, will receive an additional non-qualified option grant for 240,000 shares on the Grant Date.  This option will vest and become exercisable in equal monthly installments over 36 months, beginning June 26, 2008.  Vesting will fully accelerate upon a “Change in Control,” which will be defined as set forth on Annex 1 hereto.  Vesting will also fully accelerate upon termination of Mr. Mutch’s services, unless such services terminate due to any of the following: (a) a termination of the Agreement by MV Advisors or MV Advisors giving a notice of non-renewal, in each case while Aspyra is not in material breach of the Agreement; (b) a termination of the Agreement by Aspyra due to uncured material breach by MV Advisors; (c) Mr. Mutch resigning from or declining to stand for reelection to the Board other than due to a disability, or (d) Mr. Mutch being removed from the Board for “Cause” (as defined below). The option, to the extent vested, will remain exercisable until the earlier to occur of (i) a Change in Control; (ii) Mr. Mutch’s removal for Cause and (iii) the one-year anniversary of the termination of the services of Mr. Mutch for any reason other than his removal for Cause. For the avoidance of doubt, Mr. Mutch will be deemed to be providing service to Aspyra so long as Mr. Mutch is providing services to Aspyra through MV Advisors under the Agreement or Mr. Mutch serves as a director of Aspyra.  For purposes of this Agreement, “Cause” will mean any willful breach of duty by Mr. Mutch in the course of his duties as a director, continued violation of written Aspyra policies after written notice of such violation, violation of Aspyra’s Insider Trading Policies, conviction of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude, engaging in activities which materially defame Aspyra, engaging in conduct which is material injurious to Aspyra or its Affiliates, or any of their respective customer or supplier relationships, financially or otherwise, or Mr. Mutch’s gross negligence or continued failure in Mr. Mutch’s duties as a director or his continued incapacity to perform such duties.

5.             MV Advisors will receive an incentive payment equal to 5% of the total gross contract value to Aspyra of any new contract with Microsoft Corporation or any affiliate thereof (collectively, “Microsoft”) that is entered into during the term of the Agreement or within one year after the expiration or termination therof, provided that such new contract was entered into as a direct result of initial contacts made during the term of the Agreement from MV Advisors to Microsoft.  Total gross contract value will refer to the total expected gross payments to Aspyra under the terms of the contract or relationship, and payment will be due upon the commencement of such contract or relationship, and will be based on the best reasonable estimate of the total expected gross payments for the first three years of the contract or relationship.  The Agreement will set forth a mechanism for estimating the total gross contract value and the resolution of any disputes related thereto.  At the end of the three year period, MV Advisors will be paid 5% of the positive difference, if any, between the actual gross payments for the first three years of the contract or relationship and the estimated total gross contract value determined at the commencement of the arrangement.  After the third year, MV Advisors will be paid 5% of the actual gross payments from such contract or relationship, including any amendments or renewals thereof, on a quarterly basis, for an additional three years.  MV Advisor’s right to incentive payments will survive expiration or termination of the Agreement.

6.             During the term of the Agreement and for six months after the expiration or termination thereof, MV Advisors or its designee will have the right to purchase no less than $250,000 in the next offering of equity securities by Aspyra, other than issuances of securities (i) under any Aspyra employee benefits plan, as such term is defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended, (ii) pursuant to the exercise, conversion or exchange of any Aspyra securities or any rights to acquire Aspyra securities that are outstanding as of the date hereof, provided such outstanding securities or rights are not materially modified or repriced after the date hereof, (iii) to financial institutions, equipment lessors, real property lessors, suppliers or third party service providers in connection with the provision of goods or services to Aspyra or pursuant to a debt financing, equipment leasing or real property leasing transaction; (iv) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, and (v) pursuant to the acquisition of another corporation by Aspyra by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement.  Such securities will be made available to MV Advisors or its designee on the same terms offered to other participants in the same offering of securities.  In the event that approval of Aspyra’s shareholders is required by the American Stock Exchange as a condition to participation by MV Advisors or its designee in such financing, Aspyra will promptly pursue such shareholder approval.  If MV Advisors or its designee does not participate in an offering which is subject to the right of participation, the same right of participation will apply to the next offering in the same fashion and to the same extent as set forth in the first sentence of this paragraph; provided that, if MV Advisors or its designee does not participate in an offering for which the right of participation applies following a request from the Board that MV Advisors not participate, the right of participation for the next offering will survive expiration or termination of the Agreement indefinitely.

7.             Aspyra will reimburse MV Advisors up to $20,000 in legal fees in connection with the negotiation, preparation and entry into the Agreement.  Such amount will be payable within 10 days of submission of an invoice regardless of whether the Agreement is ultimately executed.

8.             MV Advisors will be free to contract with other persons and/or entities to provide them with services similar to those provided to Aspyra, provided that MV Advisors does not create a conflict with the services to Aspyra or cause a breach of fiduciary duty by Mr. Mutch.

9.             The Agreement will have an initial term expiring one year after the Effective Date, and will automatically renew for successive one year terms unless one party provides 60 days advance notice of non-renewal to the other party.  Aspyra may terminate the Agreement upon 60 days’ advance written notice if MV Advisors has materially breached the Agreement, and such breach is not cured within such 60 day period.  MV Advisors may terminate the Agreement at any time upon 60 days’ advance written notice.  Termination of the Agreement will not affect Mr. Mutch’s status as Chairman of the Board or as a director.

10.           The terms of the Agreement will be disclosed in filings with the Securities and Exchange Commission and other public disclosures to the extent required to comply with applicable laws and the rules of the American Stock Exchange, provided that Aspyra will provide a copy of each proposed disclosure to MV Advisors in advance of such disclosure, and will consider the input of MV Advisors concerning such disclosure, including any requests that portions of the Agreement be the subject of a request for confidential treatment.

Subject to the negotiation and execution of definitive Consulting Agreement between MV Advisors and Aspyra, the foregoing, including Annex 1 attached hereto, correctly sets forth the understanding of both parties regarding the provision of consulting services by MV Advisors to Aspyra.

ASPYRA, INC.		MV ADVISORS II, LLC

By:	/s/ James F. Zierick	By:	/s/ John Mutch

	James F. Zierick		John Mutch
	Chief Executive Officer		Managing Partner

ANNEX 1

CHANGE IN CONTROL

For purposes of the Agreement, a “Change in Control” means:

(a)           Merger or Consolidation.  A merger or consolidation of Aspyra with any other entity, other than (i) a merger or consolidation which would result in the voting securities of Aspyra outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Aspyra, at least 50% of the combined voting power of the voting securities of Aspyra or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Aspyra (or similar transaction) in which no person or entity acquires more than fifty percent (50%) of the combined voting power of Aspyra’s then outstanding securities.

(b)           Sale of Assets.  The sale or disposition by Aspyra of more than one-third (1/3rd) of all of Aspyra’s assets other than to an affiliate or subsidiary;

(c)           Acquisition of 50% of Outstanding Securities.  In any twelve (12) month period, any person or entity becoming the “beneficial owner” (as defined in Rule 13d-3 under the Security Exchange Act of 1934, as amended), directly or indirectly, of securities of Aspyra representing Fifty Percent (50%) or more of the combined voting power of Aspyra’s then outstanding securities; or

(d)           Change in Board of Directors.  In any twelve (12) month period, if there is a change in the majority of the Board of Directors of Aspyra (the “Board”) without the consent of the pre-existing directors.

The foregoing notwithstanding, a “Change in Control” shall not include any transaction or series of related transactions (i) that the Board determines are primarily for the purpose of providing financing for Aspyra or (ii) immediately following which, in the judgment of the Board, the holders (or their affiliates) of Aspyra’s capital stock immediately prior to such transaction or series of transactions continue to have control in any entity which owns all or substantially all of the assets of Aspyra.